SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2011

WALGREEN CO.

(Exact name of registrant as specified in its charter)

Illinois	1-604	36-1924025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Wilmot Road, Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendment and Restatement of the Section 162(m) Deferred Compensation Plan. On October 12, 2011, Walgreen Co. (the “Company”) amended and restated the Walgreen Co. Section 162(m) Deferred Compensation Plan (the “162(m) Plan”). The amendment to the terms of the Section 162(m) Plan provides for the accumulation of dividends and dividend equivalents on shares or units that have been deferred under the Section 162(m) Plan. As previously disclosed, effective July 1, 2011, the 162(m) Plan was frozen such that no person shall become a new participant in the 162(m) Plan on or after such date, and no amount will be designated for deferral under the 162(m) Plan with respect to compensation earned during years beginning on or after such date. The Company plans to seek shareholder approval at its upcoming Annual Meeting of Shareholders of an umbrella plan to fund a maximum pool of incentive bonus payments to be allocated to certain executives under the terms of the Company’s Management Incentive Plan or other incentive plans. Upon the adoption and approval of such plan by the Company’s shareholders, the Company intends that annual cash incentive payments to such executives under such plan qualify as “performance-based compensation” and be fully deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended. The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the full text of the Section 162(m) Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Walgreen Co. Section 162(m) Deferred Compensation Plan, as amended and restated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREEN CO.

Date: October 14, 2011	By:	/s/ Thomas J. Sabatino, Jr.

	Title:	Executive Vice President, General Counsel and Corporate Secretary